Exhibit 10.1

June 8, 2015

C. Evan Ballantyne
27 Hearthstone Road
Hopkinton, MA 01748

Dear Evan:

I’m pleased to confirm our offer to join Agenus as Chief Financial Officer, starting on or about June 15, 2015 and reporting directly to Garo Armen, Chief Executive Officer.  Your initial annual base salary will be $350,000 less applicable legal deductions, which will be paid at the bi-weekly rate of $13,461.54.  In addition, you will participate in our 2004 Executive Incentive Plan, as amended, with a target bonus of 40% of your base salary.  Annual payouts under the plan are based on company and individual performance and can range from 0-200% of target (a copy of the plan is enclosed).  You will also be eligible to participate in the Executive Change in Control Plan, a copy of which is attached for your review.  Please note that this offer is contingent upon approval of the Compensation Committee of our Board of Directors and the results of a pre-employment drug screening and background check.

Effective as of your start date you will be granted an option to purchase 150,000 shares of Agenus common stock as a so-called “inducement grant” under NASDAQ Listing Rule 5635(c), which will be on terms substantially consistent with those of Agenus’ Equity Incentive Plan.  The stock option will be governed by the terms of a stock option to be signed by you and Agenus, it will have an exercise price equal to the closing price of Agenus’ common stock on NASDAQ on the date of grant, and it will vest in equal annual increments over 4 years starting from your first day of employment.

Agenus presently offers medical, dental, vision and life insurance plans, Flexible Spending Accounts, and both short and long-term disability programs.  In addition, we presently offer a 401(k) plan that you are eligible to join and begin making contributions to as of your date of hire.  One year from your date of hire (provided that you are continuously employed), the Company begins to make a significant match to your ongoing employee contributions.  Additional benefits will be reviewed during your new employee orientation.  You will be entitled to four weeks of vacation and 12 holidays per calendar year, as set forth by Agenus and in accordance with its employment policies.  Agenus may, in its discretion, change its benefits plans or the benefits that it offers to its employees.

As part of your employment with Agenus, you have and will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective partners and clients.  As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into our standard form Employee Non-Disclosure Agreement.  This document is enclosed for your review and execution by the first day of your employment.  In addition, please understand that all employment with Agenus is on an “at will” basis.  This letter does not constitute a contract of employment for a specific term.

3 Forbes Road, Lexington, MA 02421      t  781.674.4400     f  781.674.4200     info@agenusbio.com     WWW.AGENUSBIO.COM

In your first days with Agenus, you can expect to receive an orientation, including learning more about our business and your career development. You will be introduced to many internal administrative matters that are important to our business processes.

Evan, through the course of our recruiting efforts, we meet and interview many individuals with strong backgrounds.  Our recruiting process is highly selective - - one that we feel helps us carefully consider your qualifications and interests and matches them to our needs.  At Agenus, our goal is to afford all of our employees the opportunity to pursue a career, to achieve their personal best, and to balance their personal and professional goals.  We value your abilities and believe you will find our work environment to be challenging and fulfilling and believe we can provide you with an atmosphere in which you can develop your professional talents to the fullest.  Again, it is a pleasure to extend this offer to you. The provisions of this offer letter supersede all prior oral and written offers, communications, agreements and understandings between Agenus and you with respect to the subject matter of this letter.

A packet of information will be sent to you from Human Resources prior to your start date outlining what you need to bring on your first day and what time you will need to arrive for orientation. Should you need assistance with anything, please do no hesitate to contact me directly at 781.674.4470.

Sincerely,

/s/ John Cerio

John Cerio
Vice President, Human Resources & Administration

Attachment

I accept your offer of employment as outlined in this letter.

/s/ C. Evan Ballantyne	June 9, 2015
Signature	Date

3 Forbes Road, Lexington, MA 02421     t  781.674.4400     f  781.674.4200     info@agenusbio.com     WWW.AGENUSBIO.COM